Exhibit 10.1

December 18, 2009

VIA e-mail

Mr. Mark A. Philip
275 Ridge Lane, Apt. No. 3
Waltham, MA 02452

Re:           Release Letter

Dear Mark:

As you know, you resigned as Chief Executive Officer from Znomics Inc. (“Znomics”) on October 18, 2009.  Znomics has agreed to pay you $500, less required withholding (including state and federal income tax, FICA and any other applicable withholding), which obligation will become binding upon Znomics upon its acceptance of your signature, provided you have not revoked this Release Letter prior to that date. In exchange for this payment, Znomics requests that you agree to certain terms and conditions in this Release Letter and in the Letter Agreement relating to the amendment of your Common Stock Purchase Warrant dated May 26, 2009 for the purchase of 625,780 shares of Znomics common stock (the “2009 Warrant”).  The terms and conditions of this Release Letter are as follows:

1.
Payment and Termination of Agreements.  Znomics agrees to pay you the amount of $500, less applicable withholding, in a lump sum promptly following the completion of the proposed issuance of Znomics common stock to Cherry Tree Companies, LLC or related individuals or entities (“Cherry Tree”), or January 16, 2010, whichever is earlier.  By signing this Release Letter, you acknowledge and agree that upon receipt of the $500 payment, less applicable withholding, you will have received all compensation and other benefits owed to you under the Employment Agreement between you and Znomics dated August 14, 2008, the Letter Agreement between you and Znomics dated December 4, 2008 and any other formal or informal agreements, whether written or oral, that you have entered into with Znomics, and that all such agreements are hereby terminated and are no longer in effect; provided, however, that this Release Letter does not apply to your Consulting Agreement with Znomics dated October 20, 2009, which shall continue in effect in accordance with its terms, and provided further, that Znomics acknowledges that your 2009 Warrant shall remain exercisable in accordance with its terms (as amended by the Letter Amendment referenced in the introduction to this Release Letter), and, unless otherwise agreed in accordance with Section 4(l) of the Warrant, the terms of the Warrant shall remain in effect after completion of the proposed issuance of Znomics common stock to Cherry Tree and after any subsequent merger of Znomics with an operating company.

2.
Release of Claims.  Specifically in consideration of Znomics’ payment to you of $500 as explained above, by signing this Release Letter you, for yourself and anyone who has or obtains legal rights or claims through you, do, except as specifically set forth in Paragraph 1 of this Release Letter, release and forever discharge Znomics and any related or affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees and agents, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of

Znomics in their official and individual capacities, of and from all claims, demands, actions, causes of action, administrative claims, liability, damages, claims for damages, claims for attorneys’ fees, costs and disbursements or demands of any kind whatsoever, whether known or unknown, in law, equity, contract or tort, arising out of or in connection with your employment or termination of employment with Znomics, or otherwise, however originating, from the beginning of time through the date of your signing this Release Letter. This release includes, but is not limited to, claims for compensation, deferred compensation, wages, severance, bonuses, commissions, penalties, paid time off pay, tortious conduct, defamation, invasion of privacy, negligence, emotional distress, assault or battery, fraud, intentional or negligent misrepresentation, breach of contract, wrongful discharge or violation of any federal, state or local statute prohibiting employment discrimination or granting rights to you arising out of the employment relationship.

3.
Acknowledgement of Option Cancellation. You acknowledge that your Option Cancellation Agreement with Znomics dated on or about May 15, 2009 effected a valid cancellation and disposition of all options to purchase shares of Znomics common stock that were then held by you, that you have no rights whatsoever with respect to such options, that you have been granted no additional options to purchase shares of Znomics common stock since the date of such agreement, and that your 2009 Warrant, which is unaffected by this Release Letter but may be amended as provided in Section 4(l) therein, is the only currently effective instrument granting you rights to purchase any equity of Znomics.

4.
Non-Admission.  It is expressly understood that this Release Letter does not constitute, nor shall it be construed as, an admission by Znomics or you of any liability or unlawful conduct whatsoever. Znomics and you specifically deny any liability or unlawful conduct.

5.
Directors and Officers Liability. It is expressly understood that this Release Letter does not effect a release of indemnification or insurance rights you may have that arise out of your service as a director and officer of Znomics.

Please evidence your agreement to the provisions of this Release Letter by signing and dating the acknowledgement block below. Please then return the original signed Release Letter, along with the signed acknowledgement, to me at the address below. Please keep a copy for your records.

Sincerely,

ZNOMICS INC.

/s/ Kerry Rea
Kerry Rea
Chief Financial Officer
2611 SW 3rd Avenue, Suite 200
Portland, OR 97201

[Acknowledgement Follows]

Release Letter between Znomics Inc. and Mark Philip

ACKNOWLEDGMENT AND SIGNATURE

I have read the above Release Letter carefully, including the “Release of Claims” paragraph, and understand and agree to all terms contained herein. I acknowledge that I am giving a full and final release of all claims I may have against Znomics Inc. and the individuals covered by this Release Letter, including but not limited to claims that relate to compensation, bonuses, benefits and severance arising under the Employment Agreement dated August 14, 2008, the Letter Agreement dated December 4, 2008 and any other formal or informal agreements, whether written or oral, that I have entered into with Znomics; provided, however, that the release does not apply to my Consulting Agreement with Znomics dated October 20, 2009, which shall continue in effect in accordance with its terms, or my right to purchase 625,780 shares of Znomics common stock in accordance with the terms of the Common Stock Purchase Warrant dated May 26, 2009.  By my signature, I acknowledge and agree that I have entered into this Release Letter knowingly and voluntarily.

/s/Mark A. Philip	Dated: February 10, 2010
Mark A. Philip

Release Letter between Znomics Inc. and Mark Philip

PHILIP RELEASE LETTER—RECEIVED:

ZNOMICS, INC.

Signed: /s/ Kerry D. Rea

Print Name, Title: Kerry D. Rea, Chief Financial Officer

Date: February 10, 2010